Exhibit 10.1

EXCLUSIVE LICENSE AND SALE AGREEMENT

This Agreement is effective as of November 9, 2022 (the “Effective Date”) by and between Colossus Media, LLC , a limited liability company organized under the laws of the State of Delaware having its principal address at 1233 West Loop South, Houston, Texas 77055 (hereinafter referred to as “Licensee” and “Buyer”) and SMARTYADS, INC., a Delaware business corporation, having its principal place of business at 31 West 34th, Street Suite 8035, New York, New York 10001 (hereinafter referred to as “Licensor” and “Seller”).

WITNESSETH:

WHEREAS, Licensor is the owner of all right, title, and interest in and to that certain computer program identified as the Core Platform, that is designed by Licensor to perform certain SSP, DSP, and/or DMP functions. Licensor owns each and every associated documentation identifying the Core Platform as an electronic copy and uses said Core Platform to design new unique Licensed Technology for Licensor’s clients as derivative works based on the Core Platform;

WHEREAS, Licensor has developed or is currently developing the derivative Licensed Technology based on the Core Platform with functions specified and requested by Licensee (hereinafter referred to “Licensed Technology”); the Licensed Technology is described in the pertinent documentation attached hereto as Exhibits A to G; Licensor is the owner of all right, title, and interest in and to Licensed Technology;

WHEREAS, the Licensed Technology is a copy of a fully-functional, standalone, independently functioning, Supply-Side Platform (“SSP”) currently being operated by Licensee as a White Label Solution provided by the Licensor (hereinafter - Colossus SSP) and includes all customizations and modifications currently in place as of the signing of this Agreement.

WHEREAS, Licensed Technology may contain certain Licensed Technology components, including, but not limited to, lockout protection Licensed Technology and storage Licensed Technology or server compatibility Licensed Technology, that are duly licensed to Licensor for inclusion in Licensed Technology, which are also being licensed to the Licensee pursuant to this Agreement;

WHEREAS, maintenance, technical support, and any other and further services by Licensor shall be subject to a separate Agreement;

WHEREAS, Licensor has previously granted certain rights and licenses to the third parties on various derivative works based on the Core Platform, but have never provided any third party with copies of Licensed Technology; and

WHEREAS, Licensor desires to transition from a white label solution master service agreement and purchase the Licensed Technology, Licensee desires to buy such Licensed Technology in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee, intending to be legally bound, hereby agree as follows:

SECTION I—GRANT AND CONVEYANCE OF RIGHTS

1.1.	Rights Granted. Seller hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Buyer a copy of Licensed Technology, in perpetuity (or for the longest period of time otherwise permitted by law), including the following copies of corporeal and incorporeal incidents to the Licensed Technology:

(a)	a copy of the Licensed Technology, its component parts, and the applicable documentation agreed between the parties as applicable Annexes A to G of this agreement, which are to be delivered to Buyer pursuant to Section 3 of this Agreement; To remove all doubt, Seller shall transfer to an operational copy of software, source code, and technology comprised and configured in support of the Colossus SSP production environment.

License and Sale Restrictions. Buyer agrees to use Licensed Technology only for the purposes, specified in this Agreement, taking into account that:

•	Licensed Technology shall be used only by the Licensee/Buyer in the execution of its own, proprietary SSP and no other party may obtain access to the Licensed Technology without prior written Licensor/Seller’s approval unless in conjunction with a sale of Colossus Media, LLC resulting in Direct Digital Holdings, LLC and/or its affiliates no longer owning greater than a 50% equity interest in Colossus Media, LLC (“Change of Control”); In the event of a Change of Control with respect to Colossus Media, LLC, Buyer shall provide prompt notice of such transaction to Seller.

•	Licensee/Buyer may use the Licensed Technology to manage its team and its activity on the Core Platform so long as such use is necessary or required in the execution of Buyer’s own, proprietary SSP;

•	Licensee/Buyer may independently make improvements, develop new functionality, conduct refactoring after receiving the edit access to the Licensed Technology and dedicated team transfer as described below.

Licensee/Buyer will not:

a)	provide access to the Licensed Technology to any other third party other than a consultant, service provider, or company representative operating under a confidentiality and contractual agreement to provide service to the Colossus SSP platform, including features, parts of the code;

b)	sell, sub-license or dispose in any other manner Licensed Technology;
c)	engage in providing white-label services with the Licensed Technology;
d)	create and develop new products on the basis of Licensed Technology, including using de-compilation, reverse engineering, etc. For purposes of this agreement, new products shall mean software development based on the Licensed Technology being marketed in a manner other than the Colossus SSP. New products shall not include or otherwise limit Buyer’s right to develop new functionality and/or other enhancements to the Colossus SSP platform.

Licensee/Buyer understands and agrees that under this Agreement it shall receive access to the Licensed Technology upon receipt of Proof of Payment of the Purchase Price from the Licensee/Buyer to the Licensor/Seller. Proof of Payment shall consist of the federal reference number from the banking institution referencing a wire in the amount of $500,000 USD transmitted to the wiring instructions previously provided by Licensor/Seller. Licensor/Seller understands that access to the Licensed Technology shall occur upon Proof of Payment without any further condition and not contingent upon completion and signature of any other agreement. The parties will continue to finalize all other agreements currently in process for services in support of the Licensed Technology.

The Parties have agreed that the Purchase Price, as set out below, does not cover any services aimed to the technical transfer, support, maintenance, customization or other processes regarding the adjustment of the Licensed Technology (hereinafter – the Adjustment of the Licensed Technology) to the Licensee/Buyer’s needs. Any and all additional services including the custom development of the requested features by the Licensor/Seller staff shall be executed subject to additional payments as set our in the separate agreement signed between the parties.

For the removal of all doubt, nothing in this agreement or any other agreement contemporaneous herewith shall be interpreted to interfere with, override, or otherwise contradict the terms set forth in this Section 1 to this Agreement.

For the removal of any and all doubts, the Licensor/Seller reserves any and all applicable Intellectual property rights and benefits to the Licensed Technology.

In no case does this agreement transfer any of the Licensors’ Intellectual property rights to the Licensed Technology to the Licensee and in no case this agreement shall restrict the Licensors’ rights to use the Licensed Technology at its discretion and for its benefit in any manner whatsoever. To the extent new enhancements, changes, modifications and/or customizations (“New Modifications”) are developed by the Licensee/Buyer with respect to the Licensed Technology, after the transfer of the copy of the Licensed Technology to the Licensee/Buyer, Intellectual property rights with respect to those New Modifications shall be owned by the party developing such New Modification.

1.2. Open Source Licensed Technology. Certain items of Licensed Technology delivered with the Licensed Technology may be subject to “open source” or “free Licensed Technology” licenses (“Open Source Licensed Technology”). Some of the Open Source Licensed Technology is owned by third parties. The Open Source Licensed Technology is not subject to the terms and conditions of this Agreement. Instead, each item of Open Source Licensed Technology is licensed under the terms of the end-user license that accompanies such Open Source Licensed Technology. Nothing in this Agreement limits Licensee’s rights under, or grants Licensee rights that supersede, the terms and conditions of any applicable end user license for the Open Source Licensed Technology. If required by any license for particular Open Source Licensed Technology, Licensor makes such Open Source Licensed Technology, and Licensor’s modifications to that Open Source Licensed Technology, available by written request at the notice address specified below. A list of the Open Source Licensed Technology, if any, shall be delivered to Licensee. Licensee acknowledges and agrees that additional Open Source Licensed Technology may be included in future versions of the Licensed Technology provided to it in accordance with the terms of this Agreement.

1.3.  Nature of Connection between Core Platform and Licensed Technology. Both parties understand and acknowledge that copyright in Licensed Technology is independent of, and does not affect or enlarge the scope, duration, ownership, or subsistence of, any copyright protection in the preexisting material, the Core Platform. Parties acknowledge the platform that was created or to be created not as a mere modification, optimization, or the debugging the Core Platform, but rather a code specifically developed for Licensee and with intent to create a new product and the contribution of original material to the preexisting Core platform so as to recast, transform or adapt the preexisting Core Platform is enough to consider the Licensed Technology an original work of authorship independent of the original Platform. It is specifically understood and agreed by and between the Parties that mere functional elements alone that are typical and customary for the industry and/or typical and customary for Licensor’s products including but not limited to Core Platform or likewise code elements not created specifically for Licensed Technology but rather included therein as a part of derivative work will not be considered as separate works of authorship. In no event it is the intent this agreement to transfer any right or interest for the Core Platform to Licensee.

SECTION II—REPRESENTATIONS AND WARRANTIES. LIMITATION OF LIABILITY

2.1.	Ownership by Licensor. Licensor hereby warrants to Licensee that (a) Licensor is the owner of the Licensed Technology and the Documentation and has the right to grant to Licensee the license to use the Licensed Technology and Documentation in the manner and for the purposes set forth in this Agreement without violating any rights of a third party. Licensor represents and warrants that following Licensor’s acquisition of its rights in Licensed Technology, that it has developed Licensed Technology entirely through its own efforts for its own account, that Licensed Technology is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party and that the Licensor, to the best of Licensor’s abilities, during the term of this Agreement and any renewals thereof, shall maintain Licensed Technology free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party.

2.2	Non-infringement third-party Rights. Licensed Technology does not infringe any patent, copyright, trade secret, trademark, or any other intellectual property right of any third party; Licensed Technology is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and system specifications for Licensed Technology have been maintained in confidence.

2.3	No Pending Action. To the best Licensor’s knowledge, there is no action, proceeding, or investigation pending or, to the Licensor’s knowledge, threatened against the Licensor or any of its employees before any court or administrative agency, that might result, either individually or in the aggregate, in any material adverse change in the business, prospects, condition, affairs, operations, properties, or assets of the Licensor, including but not limited to any aspect of Licensed Technology (including any allegations with respect to patent, trademark, copyright, or trade secret rights) or in any material liability on the part of the Licensor. The foregoing includes, without limitation, actions pending or threatened or any basis, therefore, involving the prior employment of any of the Licensor’s employees or their use in connection with the Licensor’s business of any information or techniques allegedly proprietary to any of their former employers.

2.4	Free to Execute. The execution of this Agreement and the performance by the Licensor of its obligations hereunder will not with or without the giving of notice, lapse of time or both, or otherwise materially violate or breach any law, rule, regulation, order, or decree of any court, governmental, regulatory, or self-regulatory authority to which it is bound, or otherwise violate, result in a breach of or constitute a default under any agreement, contract, or commitment to which the Licensor is a party or otherwise bound or subject.

2.5	Disclaimer.

THE WARRANTIES SET FORTH HERETO, ABOVE, ARE IN LIEU OF, AND THIS AGREEMENT EXPRESSLY EXCLUDES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, (a) ANY WARRANTY THAT THE LICENSED TECHNOLOGY IS ERROR-FREE, WILL OPERATE WITHOUT INTERRUPTION, OR IS COMPATIBLE WITH ALL EQUIPMENT AND LICENSED TECHNOLOGY CONFIGURATIONS; (b) ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY; AND (c) ANY AND ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE.

2.6	Limitation of Liability.

LICENSOR IS NOT LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING THE LOSS OF PROFITS, REVENUE, DATA, OR USE OR COST OF PROCUREMENT OF SUBSTITUTE GOODS INCURRED BY LICENSEE OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF LICENSOR OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS ACTUALLY PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

SECTION III—PROTECTION OF TRADE SECRETS

3.1. For purposes of this Agreement, “Program Trade Secret” means the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement included in Licensed Technology that is valuable and not generally known to the business concerns engaged in the development or marketing of products competitive with Licensed Technology.

3.2. For the portion of the code or functionality thereof that is derived from the Initial Platform, from and after the date of execution hereof, and for so long thereafter as the data or information remains Program Trade Secrets, Licensee shall not use, disclose, or permit any person not authorized by Licensee to obtain any Program Trade Secrets (whether or not Licensed Technology Trade Secrets are in written or tangible form), except as may be specifically authorized by Licensee.

3.3. For the portion of the code or functionality thereof that is derived from the Licensed Technology from the part other than the Initial Platform, from and after the date of execution hereof, and for so long thereafter as the data or information remains Program Trade Secrets, Licensor shall not use, disclose, or permit any person not authorized by Licensee to obtain any Program Trade Secrets (whether or not Licensed Technology Trade Secrets are in written or tangible form), except as may be specifically authorized by Licensor.

SECTION IV—PAYMENTS BY BUYER TO SELLER AND RELATED MATTERS

4.1. Purchase Price. In consideration for the purchase of the copy of the Licensed Technology under this Agreement the Licensee shall pay Licensor the amount of Five-Hundred Thousand Dollars ($500,000) to be paid in 7 (seven) working days after both parties sign this agreement. Upon Proof of Payment as set forth above in Section 1 to this agreement, the Licensor shall grant access to Licensee to the source code of the Licensed Technology as of the date of the payment.

4.2. Adjustment of the Licensed Technology Fee. If the Licensee requests any support, maintenance, customization or other processes regarding the adjustment of the Licensed Technology (hereinafter – the Adjustment of the Licensed Technology) to the Licensee needs. The fees regarding the Adjustment of the Licensed Technology shall be calculated on an hourly basis depending on the complexity of the Adjustments and the level of the Licensor specialists involved to the process of the Adjustment and shall be agreed between the parties in separately, subject to the separate agreement signed between the Parties.

4.3. Modification of the Licensed Technology Fee. Any additional improvement or development of the Licensed Technology shall be provided by Licensor at its sole discretion, subject to separate addendum to this Agreement and subject to additional pre-payment for the provided improvement, update or development. And fees for such Modification of the Licensed Technology shall be calculated by the Licensor separately, subject to the separate addendum signed between the Parties.

SECTION V—SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1. The representations and warranties of each of the parties hereto shall survive the closing of the transactions contemplated hereby and remain in full force and effect during the term of this Agreement and any amendments or renewals thereof, except expressly waived.

SECTION VI—INDEMNIFICATION

6.1 Indemnification by Licensee/Buyer. Licensee/Buyer agrees to indemnify, hold harmless, and defend Licensor/Seller (and its directors, officers, employees, and agents) against claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use of Licensed Technology by Licensee, or their customers. However, the foregoing undertaking by Licensee/Buyer shall not apply to any claims resulting from Licensor/Seller's willful misconduct or sole negligence. As a condition to such defense and indemnification, Licensor/Seller will provide Licensee/Buyer with prompt written notice of the claim and permit Licensee/Buyer to control the defense, settlement, adjustment or compromise of any such claim. Licensor/Seller may employ counsel at its own expense to assist it with respect to any such claim; provided; however, that if such counsel is necessary because of a conflict of interest of either Licensee/Buyer or its counsel or because Licensee/Buyer does not assume control, Licensee/Seller will bear the expense of such counsel. Licensor/Seller shall have no authority to settle any claim on behalf of Licensee/Buyer.

7.1. Indemnification by Licensor. Licensor/Seller agrees to indemnify, hold harmless, and defend Licensee/Buyer (and its directors, officers, employees, and agents) against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from, or arising out of, any claim which alleges that the Licensed Technology or the use or distribution thereof infringes upon, misappropriates or violates any United States patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement. However, the foregoing undertaking by Licensor/Seller shall not apply to any claim of infringement or misappropriation that results from: (i) use of the Licensed Technology in combination with any other product, item, or subassembly; or if the infringement would not have occurred but for such combination, incorporation or use. Licensor/Seller shall not be liable hereunder for enhanced or punitive damages that could have been avoided or reduced by actions within the control of Licensee/Buyer. As a condition to such defense and indemnification, Licensee/Buyer will provide Licensor/Seller with prompt written notice of the claim and permit Licensor/Seller to control the defense, settlement, adjustment or compromise of any such claim. Licensee/Buyer may employ counsel at its own expense to assist it with respect to any such claim. However, if such counsel is necessary because of a conflict of interest of either Licensor/Seller or its counsel or because Licensor/Seller does not assume control, Licensor/Seller will bear the expense of such counsel. Licensee/Buyer shall have no authority to settle any claim on behalf of Licensor/Seller.

SECTION VII—MISCELLANEOUS

7.1 Entire Agreement. This Agreement constitutes the final integration and the entire understanding between the parties, and supersedes all prior agreements and negotiations, whether oral or written. There are no other agreements between the parties, except as set forth in this Agreement. No supplement, modification, waiver, or termination of this Agreement shall be binding unless in writing and executed by all parties to this Agreement.

7.2 Assignment; Binding Effect. Neither this Agreement nor any rights, benefits, or obligations under it may be assigned by any party to this Agreement without the prior express written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon all of the parties to this Agreement and their respective executors, administrators, successors, and permitted assigns.

7.3 Severability. In the event any of the provisions of this Agreement are found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. If any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid by any court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

7.4 Construction. The headings of the Sections contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement. The parties have been advised by counsel in connection with this Agreement. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions, and provisions of this Agreement. Each of the parties to this Agreement acknowledge that they each have carefully read and reviewed this Agreement with their respective counsel, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

7.5 Amendments. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties hereto. In the event of any conflict between any other Agreement by and between the parties and this agreement with regard to the rights granted this Agreement and amendments to this Agreement shall prevail.

7.6 Authority. Each party represents that its undersigned representative or corporate officer has all requisite power and authority to enter into this Agreement and to execute any and all instruments and documents on its behalf necessary to and in performance of their respective obligations hereunder.

7.7 Governing Law. Jurisdiction and Venue. Irrespective of the actual place of execution or performance, this Agreement shall be governed by and interpreted under the laws of the United States of America and the State of New York applicable to contracts executed and to be performed wholly therein, and parties hereby consent to the concurrent exclusive jurisdiction of the courts of the State of New York and the United States courts located in New York County, New York in connection with any suit, action or proceeding arising out of or relating in any manner to this Agreement, and each of the Parties further irrevocably agrees to waive any objection to the venue of any such suit or proceeding in either court, or to in personam jurisdiction providing that service is effective. Further, both parties agree that the Commercial Division of the Supreme Court of the State of New York is a preferred forum, if available. Further, the parties agree that due to the complex nature of this Agreement, each of the Licensor and Licensee waives its respective right to a trial by jury.

7.8 Counterparts; Place of Execution. This Agreement may be executed in two or more counterparts, which shall together constitute one and the same agreement. This Agreement has been negotiated and entered into in, and the obligations of the parties to this Agreement are to be performed entirely or primarily in, the County of New York, State of New York, regardless of the place of execution of any of such counterparts.

7.9 Confidentiality. Confidential Information shall mean any name, number or other information that may be proprietary information, or data by the Disclosing Party. For the avoidance of doubt, Confidential Information shall include trade secrets, customer lists, pricing, and any information with regard to the functionality of the Licensed Technology. Confidential Information shall not include information that may be lawfully obtained from publicly available sources. Each party hereto shall remain the owner of its Condifential Information.

All Confidential Information supplied by a party (the "Disclosing Party") to the other party (the "Receiving Party") shall remain solely and exclusively the property of the Disclosing Party. Except as expressly authorized herein, as reasonably necessary or appropriate to perform a Party's obligations under this Agreement, or by prior written consent of the Disclosing Party, which consent may be withheld in the Disclosing Party's sole discretion, the Receiving Party shall not use or disclose to any Third Party any of the Disclosing Party's Confidential Information. Neither Party shall create or maintain data sets that are derived from or derivative works of the other Party's Confidential Information except for the purpose of performing its obligations under this Agreement. The Receiving Party shall not permit any officer, director, employee, agent., other representative, subsidiary, Affiliate, or any other person or entity acting on behalf of the Receiving Party or any Third Party to Process Confidential Information of the Disclosing Party unless: (a) such Processing is in compliance with this Agreement; (b) such person or entity is bound by written, commercially reasonable and legally enforceable confidentiality obligations; and (c) such person or entity has a legitimate business reason and a need to know such information for purposes of this Agreement.

The Receiving Party shall be responsible for any unauthorized use or disclosure of the Disclosing Party's Confidential Information by any Third Party to whom the Receiving Party has disclosed such information. Each Party shall process the other Party's Confidential Information only in compliance with all applicable trade secret, privacy and data protection laws of New York.

Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party's Confidential Information to the extent that the Receiving Party is required by any applicable governmental authority to do so; provided, however, that in such event, to the extent permitted by applicable law, the Receiving Party shall notify the Disclosing Party. If the Disclosing Party seeks a protective order or other similar remedy, the Receiving Party shall cooperate with the Disclosing Party in any attempt to contest or limit such required disclosure, at the Disclosing Party's sole expense. If the Disclosing Party fails to obtain a protective order or waives compliance with the relevant provisions of this Agreement, the Receiving Party will disclose only that portion of the Confidential Information which its legal counsel determines it is required to disclose, and will use reasonable efforts to obtain confidential treatment of the Confidential Information to be disclosed.

SECTION XIII—NOTICES

8.1. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, via telecopier, via overnight delivery service by a nationally recognized carrier, or via e-mail with delivery confirmation option if available, if to:

Licensor/Seller:	at the address first set forth above

Smartyads, Inc. 31 West 34th Street, Suite 8035 New York, New York 10001 E-mail address: [***]

Licensee/Buyer:	at the address first set forth above Direct Digital Holdings, Inc. 1177 West Loop South, Suite 1310 Houston, Texas 77027 E-mail address: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date shown above.

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor/Seller, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker		By Sofiia Dankovska
Chief Executive Officer		Legal Counsel

Exhibit A

Updated architecture diagrams

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker Chief Executive Officer		By Sofiia Dankovska Legal Counsel

Exhibit B

Updated servers infrastructure description

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker Chief Executive Officer		By Sofiia Dankovska Legal Counsel

Exhibit C

Updated servers infrastructure description

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker Chief Executive Officer		By Sofiia Dankovska Legal Counsel

Exhibit D

DB structure

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker Chief Executive Officer		By Sofiia Dankovska Legal Counsel

Exhibit E

Deployment and scaling process description

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker Chief Executive Officer		By Sofiia Dankovska Legal Counsel

Exhibit F

Gitflow Data-flow diagrams (0-2 levels)

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker Chief Executive Officer		By Sofiia Dankovska Legal Counsel

Exhibit G

Data-flow diagrams (0-2 levels)

Licensee/Buyer, COLOSSUS MEDIA, LLC		Licensor, SMARTYADS, INC.

Signature:	/s/ Mark D. Walker	Signature:	/s/ Sofiia Dankovska
By: Mark D. Walker Chief Executive Officer		By Sofiia Dankovska Legal Counsel